Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 3, 2021 (except as to paragraph 2 of Note 21, which is as of July 21, 2021), in the Registration Statement (Amendment No. 1 to Form S-1 No. 333-257714) and related Prospectus of TGPX Holdings I LLC dated July 21, 2021.

/s/ Ernst & Young LLP

Salt Lake City, Utah

July 21, 2021